EXHIBIT 99.1

3000 SW 4th Avenue, Fort Lauderdale, FL 33315 • Phone 954-779-3600, Fax 954-779-3029
www.scorpionperformance.com

From the President’s desk-

IMPORTANT NOTICE TO SHAREHOLDERS OF SCORPION PERFORMANCE, INC.

Dear Shareholder:

          Recently, we became aware that several of our shareholders have received unsolicited phone calls from callers that claim to be affiliated with one or more entities under the name “Sovereign” that are offering to buy shares of Scorpion stock at a premium in order to effect a hostile takeover of the Company. The shareholders that have been contacted have been asked to send their stock certificates and to wire cash equal to half of the amount promised by the caller to an offshore account which the caller promises will be reimbursed upon receipt of the stock certificates. We are not aware of any attempted takeover, hostile or otherwise and believe the callers are perpetrating a scam based on reports from several shareholders that became suspicious when asked to wire money and send their certificates to Sovereign entities without verification of the legality of the Sovereign entities or proof of actual buyers or bonds.

          Scorpion has not authorized these individuals to contact its shareholders and you are advised to be wary of any unsolicited advice or offers to sell or buy securities of the companies the callers claim to represent.

          It has also been brought to our attention that one or more unknown persons are posting erroneous information about Scorpion and its subsidiaries. Some of these posts show up in blogs or in chat rooms on the Internet and infer that Scorpion or its subsidiaries are affiliated with QT Globe or other companies and brokers who may be tied to securities scams.

          Scorpion and its subsidiaries are not affiliated with, nor do we, or have we had, any knowledge of the companies or individuals named in the posts. We are investigating legal action that we may take to protect the Company and its shareholders from negative and untrue information; however, identifying the parties responsible for posting the information is sometimes difficult as these parties can hide their identity through sites that legally act as shields to keep their information private. The purpose of this notice is to let you know that we will pursue all legal remedies but given the nature of the Internet and the reach of social media, we may not be able to timely identify or stop all sources.

          For the foregoing reasons, we have endeavored to make information available to our shareholders through our secure website, through notices to our shareholders, through our investors relations personnel, through our regular SEC filings at www.sec.gov and by encouraging you to contact management of the Company. You are encouraged to seek information from and through all of these sources. Only information or representations made through these sources may be relied upon as having been authorized by the Company. No other person has been authorized to give any information or to make any representations for the Company, and if given or made, such information or representations must not be relied upon as having been authorized by the Company.

          If you have questions or concerns about the Company or would like to report unauthorized contact or unsolicited offers, please contact our Chief Operating Officer, Luke Whalen at (954) 779-3600 Ext. 223 or luke@scorpionperformance.com.

          We thank you for your continued confidence and support of Scorpion Performance, Inc. and its subsidiaries.

          /s/ Robert Stopanio, President

Statements in this letter other than statements of historical fact, including statements regarding the Company’s plans, beliefs and estimates as to projections are “forward- looking statements.” These statements are sometimes indicated by words such as “expects,” “believes,” “seeks,” “may,” “intends,” “attempts,” “will” and similar expressions. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Such statements are also subject to certain risks and uncertainties, including factors listed from time to time in the Company’s SEC filings, and actual results could differ materially from expected results. These forward-looking statements represent the company’s judgment as of the date of this letter.